Exhibit (h)(8)

EXECUTION COPY (12/18/12)

SPECIAL CUSTODY and PLEDGE AGREEMENT

(Margin Account)

AGREEMENT (hereinafter “Agreement”) dated as of December 20, 2012, among ALPS Series Trust, on behalf of its series, Cognios Market Neutral Large Cap Fund, (“Customer”), BNP Paribas, acting through its New York Branch (“Counterparty”), Cognios Capital, LLC (“Manager”) and Union Bank, N.A. as Custodian hereunder (“Custodian”). For the avoidance of doubt, all references to “Customer” in this Agreement and in any appendices and exhibits hereto shall refer only to the Cognios Market Neutral Large Cap Fund.

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Counterparty in which Customer may: (i) obtain extensions of credit; and (ii) effect Short Sales (as hereinafter defined), and for those purposes has signed an U.S. PB Agreement with BNP Paribas Prime Brokerage, Inc. and the PBI Agreement with Counterparty and BNP Paribas Prime Brokerage International, Ltd. (as amended from time to time with attachments thereto, the “Account Agreements”); and

WHEREAS, Customer has appointed Manager as an investment advisor and manager over certain of its assets with authority to obtain extensions of credit and effect Short Sales and to act on Customer’s behalf in connection with the pledge of assets to Counterparty to secure performance of Customer’s obligations with respect to Customer’s account with and obligations to Counterparty under the Account Agreements; and

WHEREAS, Counterparty is required to comply with applicable laws and regulations pertaining to extensions of credit and Short Sales, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Counterparty’s internal policies; and

WHEREAS, to facilitate extensions of credit and Short Sales hereunder, Customer and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of the Customer pursuant to a custody agreement (the “Custodian Agreement”) is prepared to act as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1) As used herein, capitalized terms have the following meanings unless otherwise defined herein and capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Account Agreements:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is adequate under the Margin Rules and Counterparty’s internal policies in effect from time to time.

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

“Advice from Counterparty” means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered to Customer, Manager or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile- sending device; or (iii) in cases of calls for additional Collateral (as such term is hereinafter defined) or notices referred to in paragraph 8 hereof, by telephone to a person designated by Customer, Manager or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Customer, Manager or Custodian and confirmed in writing promptly thereafter. A duly-authorized officer of Counterparty will certify in writing to Customer and Custodian the names and signatures of those employees of Counterparty who are authorized to provide an Advice from Counterparty or any other notice or communication from Counterparty contemplated hereunder, which certificate may be amended in writing from time to time and is attached hereto as Appendix A.

“Business Day” means a day on which Custodian and Counterparty are open for business.

“Collateral” means cash, U.S. Government securities or other margin-eligible securities acceptable to Counterparty which are pledged to Counterparty by Customer as provided herein.

“Customer “ means the Cognios Market Neutral Large Cap Fund.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Customer insolvent; or (ii) the Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Customer and the Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Customer” means a request, direction or certification in writing signed in the name of the Customer by a person authorized by Customer (including Manager) and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer (including Manager).

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Counterparty, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

(2) (a) Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate and open a separate account on its books entitled “Special Custody Account for BNP Paribas, acting through its New York Branch, as Pledgee of Cognios Market Neutral Large Cap Fund, a series of the ALPS Series Trust” (“Special Custody Account”) and shall hold therein for Counterparty as pledgee upon the terms of this Agreement all Collateral, all monies or other property paid or distributed with respect thereto or realized on any sale thereof made pursuant to this Agreement. For the avoidance of doubt, any interest, dividends, or proceeds attributable to Collateral shall be credited to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement. For the avoidance of doubt, the Custodian hereby agrees that any property except cash held in the Special Custody Account shall be treated as a financial asset for purposes of Article 8 of the UCC to the extent the same may be applicable, and Custodian shall hold such property that is cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account and shall be subject to the terms hereof. Manager agrees to instruct Custodian in Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Counterparty as Collateral in the Special Custody Account.

(b) Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(c) Customer, Counterparty and Custodian agree (i) that Collateral will be held for Counterparty in the Special Custody Account by Custodian as agent of Counterparty, (ii) that the Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Counterparty shall direct in an Advice from Counterparty, (iii) that in no event shall any consent of Customer be required for the taking of any such action by Custodian and (iv) that in no event shall Custodian permit any withdrawal or release of Collateral otherwise than pursuant to an Advice from Counterparty.

(d) Customer hereby grants a continuing security interest to Counterparty: (i) in Collateral and any proceeds thereof; (ii) all other property in the Margin Account and the Special Custody Account; and (iii) in its accounts (including the Margin Account) with Counterparty and the Special Custody Account, to secure Customer’s obligations to Counterparty hereunder and under the Account Agreements. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3) Custodian will confirm in writing to Counterparty, Manager and Customer, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Counterparty, Manager and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise Counterparty, Manager or Customer upon request, at any time, of the kind and amount of Collateral pledged to Counterparty.

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

(4) Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Counterparty. Counterparty agrees, upon request of Manager, to provide such an Advice from Counterparty with respect to Collateral selected by Manager: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Counterparty including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Counterparty with respect thereto. It is understood that Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5) Customer represents and warrants to Counterparty that securities pledged to Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Counterparty contemplated hereby.

(6) Collateral shall at all times remain the property of the Customer subject only to the extent of the interest and rights therein of Counterparty as the pledgee and secured party thereof. Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral. Custodian shall notify Counterparty, Manager and Customer as soon as possible if any notice of levy, lien, court order or other process purporting to affect the Collateral is received by it.

(7) Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance on Customer’s outstanding extensions of credit and open short sales and advise Customer by 11:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Customer will cause, by the close of business on such day, an amount of Collateral to be deposited in the Special Custody Account to provide Adequate Performance Assurance related to such net debit balance; provided that, in the event that Counterparty advises Customer of such net debit balance after 11:00 A.M., then such amount of Collateral shall be deposited in the Special Custody Account by the close of business on the following business day. Counterparty will charge Customer interest on debit balances in accordance with Counterparty’s policies and Counterparty will not pay interest on credit balances. Balances will be appropriately adjusted when Short Sales are closed out.

(8) The occurrence of any of the following constitutes a “Customer Default” hereunder:

(a) the occurrence of an Event of Default (as defined in the Account Agreements)

(b) failure by Customer to perform any obligation hereunder or under the Account Agreements, including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided or, upon receiving notice from Counterparty that it can no longer protect Customer’s Short Sale, to make timely delivery to Counterparty in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(c) Customer’s Insolvency.

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

Upon Counterparty’s determination that a Customer Default has occurred, if Counterparty wishes to declare such default, Counterparty shall notify the Customer in an Advice from Counterparty of such Customer Default. Upon transmittal by Counterparty of such Advice from Counterparty, Counterparty may thereupon take any action permitted pursuant to the Account Agreements, including without limitation, the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Counterparty (in which event such Collateral shall be delivered to Counterparty as directed in an Advice from Counterparty). Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code. Customer shall be liable to Counterparty for any deficiency which may exist after the exercise by Counterparty of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian.

(9) Counterparty hereby covenants, for the benefit of Customer, that Counterparty will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 8 until after the occurrence of the events described in paragraph 8. The foregoing covenant is for the benefit of Customer only and shall in no way be deemed to constitute a limitation on Counterparty’s right at any time to instruct Custodian pursuant to an Advice of Counterparty and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Counterparty and Customer. Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

(10) It is understood that all determinations and directions for obtaining extensions of credit and effecting Short Sales for the account of the Customer pursuant to the terms of this Agreement shall be made by Manager. The Customer is not relying upon Counterparty to make recommendations with respect thereto.

(11) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Counterparty which it reasonably believes to be genuine and authorized. As between Customer and Custodian, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement.

(12) All charges for Custodian’s services under this Agreement shall be paid by Customer.

(13) If there shall arise for any reason an overdraft in the Special Custody Account, whether in connection with an advance by Custodian to settle a transaction involving the Special Custody Account or reversing any provisional credit to the Special Custody Account, or if such overdraft shall otherwise arise, or if there is indebtedness, or amounts owed, to the Custodian with respect to this Agreement, such overdraft or indebtedness shall be deemed an overdraft or indebtedness within the meaning of the Custodian Agreement solely as related to the assets held in the Account of the Cognios Market Neutral Large Cap Fund, and each of Custodian and Customer shall have all the rights and remedies available to it thereunder.

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

(14) Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Counterparty hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Counterparty’s own gross negligence, recklessness, willful misconduct or bad faith.

(15) No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Counterparty, Customer, Manager and Custodian.

(16) Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	Union Bank, N.A. 350 California Street, 6th Floor San Francisco, CA 94104 Attention: Mutual Funds Custody Fax No.: (877) 823-3601 Phone No.: (415) 705-7205

(b)	if to Customer, to:	ALPS Series Trust, on behalf of its series, Cognios Market Neutral Large Cap Fund 1290 Broadway, Suite 1100 Denver, CO 80203 Attention: Secretary Fax No.: 303-623-7850 Phone No.: 303-623-2577

(c)	if to Counterparty, to:

BNP Paribas, acting through its New York Branch

787 Seventh Avenue

New York, NY 10019

Attention: Tomer Seifan

Fax No.: 201-850-4602

Phone No.: 212-471-6565

Attention: Alex Bergelson

Fax No.: 201-850-4601

Phone No.: 212-471-6533

	With a copy to:	BNP Paribas, acting through its New York Branch 525 Washington Blvd Jersey City, New Jersey 07310 Attention: David Koppel Fax No.: 201-850-4618 Phone No.: 201-850-5391

(d)	if to Manager, to:	Cognios Capital, LLC 11250 Tomahawk Creek Parkway Leawood, KS 66211 Attention: Jonathan Angrist Fax No.: 913-214-5703 Phone No.: 913-214-5001

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

(17) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Counterparty at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Account Agreements and any applicable Margin Rules. Upon termination of this Agreement or the Custodian Agreement, all assets of the Customer held in the Special Custody Account shall be transferred to a successor custodian specified by the Customer acceptable to the Counterparty in its good faith discretion.

(18) Nothing in this Agreement prohibits Counterparty, Customer or Custodian from entering into similar agreements with others in order to facilitate options transactions.

(19) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(20) All references herein to times of day shall mean the time in New York, New York, U.S.A.

(21) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(22) Each of Customer, Custodian and Counterparty agrees that any litigation between any of them hereunder must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION RELATING TO THIS AGREEMENT IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT. Customer hereby consents to process being served by Counterparty on Customer in any suit, action or proceeding referred to above by the mailing of a copy thereof by registered or certified mail, postage pre-paid to Customer at the address set forth above. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

(23) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

ALPS SERIES TRUST, on behalf of its series, Cognios Market Neutral Large Cap Fund

By:
Title:

BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

By:
Title:

By:
Title:

COGNIOS CAPITAL, LLC

By:
Title:

UNION BANK, N.A.

By:
Title:

Exhibit (h)(8)

EXECUTION COPY (12/18/12)

APPENDIX A

TO

SPECIAL CUSTODY AND PLEDGE AGREEMENT

AUTHORIZED PERSONS FOR BNP PARIBAS, ACTING THROUGH ITS NEW YORK BRANCH

The undersigned hereby represents and warrants to the Customer, Manager and Custodian that each person specifically identified below has actual authority to act, and as such, is authorized and empowered for and on behalf of Counterparty to deliver Advices from Counterparty.

Daily Collateral Movements (e.g., approving releases)

NAME	TELEPHONE/FAX	SIGNATURE

1. Dave Koppel	Tel: 201-850-5391
Fax. 201-850-4618

2. Vincent Gazzillo	Tel: 201-850-4163
Fax: 201-850-6594

3. Dean Anastos	Tel: 201-850-5293
Fax: 201-850-6594

4. Jeff Hoffmann	Tel: 201-850-5376
Fax: 201-850-6594

5. Thomas Anderson	Tel: 201-850-4161
Fax: 201-850-6594

6. Cindy Yeung	Tel: 201-850-5480
Fax: 201-850-6594

Authorized by:                                                          , as duly authorized officer of Counterparty

Name:
Title:
Date: